Contact: K.C. Kavanagh

Starwood Hotels & Resorts
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ROBERT F. COTTER, PRESIDENT AND CHIEF OPERATING OFFICER

FOR STARWOOD HOTELS & RESORTS
ANNOUNCES PLANS TO RETIRE

WHITE PLAINS, NY – February 14, 2005 – Robert F. Cotter, President and Chief Operating Officer for Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT), announced today that he plans to retire December 31, 2005. Mr. Cotter, 53, joined Sheraton Hotels in 1973 right out of college and spent most of his career with the hotel giant and later with Starwood Hotels & Resorts when it acquired Sheraton in 1998. Mr. Cotter made the announcement today during a worldwide associates meeting with Steven J. Heyer, Starwood’s Chief Executive Officer and Barry S. Sternlicht, Starwood’s founder and Executive Chairman.

“I’ve had a magical career that has been both awesomely challenging and awesomely rewarding,” said Mr. Cotter. “My children have literally grown up in the business and have had the magnificent opportunity to travel the world and live on several continents where we’ve met many of our most cherished friends. I am so proud to see the company in the stellar shape that it is today, with a management team that is the best in the industry and Barry and Steve providing outstanding leadership and vision at the top. The timing seems right to say farewell and with my wife indulge in our other passions, namely our family and friends, travel and the Wake Up Call, our sport fishing boat.”

“Bob is an industry icon and absolutely revered by those who have had the good fortune to work with him during his more than 30 year career,” said Barry S. Sternlicht, Starwood’s founder and Executive Chairman. “I am one of those lucky folks and he has proven a loyal partner and friend and a big contributor to Starwood’s success.”

Mr. Cotter was named Chief Operating Officer in 2000 and President in 2004, responsible for company operations and involved in shaping Starwood’s strategic direction. Prior to that, he served as President, International Operations, a post he was named to in 1999 after serving as President and Chief Operating Officer, Europe, a position he held since 1994. Prior to that he served as Senior Vice President and President of the company’s Asia-Pacific Division, based in Hong Kong.

“Bob has been a mentor to many, shaping and influencing so many outstanding executives around the globe for which Starwood is very fortunate,” said Steven J. Heyer, Starwood’s Chief Executive Officer. “His legacy at Starwood is secured, and he leaves us in outstanding shape. I wish him all the best, and may the fish bite.”

According to Mr. Heyer, there are no immediate plans to replace Mr. Cotter’s position. Mr. Cotter’s direct reports will for now report to Mr. Heyer. Mr. Cotter will remain with the company in an advisory role through the end of 2005.

In 1992, Business Travel News named Mr. Cotter one of the 25 most influential executives in the travel industry. He serves on the Marketing Committee of the American Hotel & Motel Association and is a Fellow of the Institute of Certified Travel Agents. Mr. Cotter is a member of the Board of Trustees of Boston College. He served as Chairman and Managing Director, Ciga SpA and was part of the Board of Directors of Ciga SpA in Milan, Italy.

A native of Brockton, Massachusetts, Mr. Cotter graduated from Boston College in 1973 with a Bachelor of Arts in Philosophy. He and his wife Betsy have three children.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 750 properties in more than 80 countries and 110,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchisor of hotels and resorts including: St. Regis, The Luxury Collection, Sheraton, Westin, Four Points by Sheraton, W brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com

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